EXHIBIT (d)(3)(b)

                             FEE REDUCTION AGREEMENT


     AGREEMENT made as of this 10th day of September 2004, between Eaton Vance Municipals Trust II (the "Trust"), on behalf of Eaton Vance High Yield Municipals Fund (the "Fund"), and Boston Management and Research (the "Adviser").

     WHEREAS, the Trust, on behalf of the Fund, has entered into an Investment Advisory Agreement ("Advisory Agreement") with the Adviser, which Advisory Agreement provides that the Adviser shall be entitled to receive compensation consisting of an asset-based fee plus an income-based fee, each payable at a certain rate; and

     WHEREAS, the Adviser has offered to reduce its asset-based fee rate only, and the Trust, on behalf of the Fund, has accepted such fee reduction, such fee reduction being effective as of September 10, 2004; and

     WHEREAS, the Adviser and the Trust wish to memorialize such permanent fee reduction in writing;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Trust, on behalf of the Fund, and the Adviser hereby agree as follows:

     1. For so long as the Advisory Agreement shall remain in effect, notwithstanding any provisions of the Advisory Agreement to the contrary, the Adviser will reduce its asset-based fee for the Trust in accordance with the fee reduction schedule set forth on Exhibit A hereto.

     2. This Agreement may only be terminated or amended upon the mutual written consent of the Trust, on behalf of the Fund, and the Adviser; provided, however, that (i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Fund who are not interested persons of the Adviser or the Fund (the "Independent Trustees") and by the vote of a majority of the outstanding voting securities of the Fund; (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent Trustees; and (iii) no amendment of this Agreement that decreases the fee reductions set forth herein shall be effective unless approved by the vote of a majority of the outstanding voting securities of the Fund.

     3. For purposes of this Agreement the term "vote of a majority of the outstanding voting securities of the Fund" shall mean the vote, at a meeting of Shareholders, of the lesser of (i) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the Shareholders of more than 50 per centum of the outstanding Shares of the Fund are present or represented by proxy at the meeting, or (ii) more than 50 per centum of the outstanding Shares of the Fund. The terms "Shareholders" and "Shares" when used herein shall have the respective meanings specified in the Declaration of Trust of the Trust.

     4. This instrument is executed under seal and shall be governed by Massachusetts law.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

                           EATON VANCE MUNICIPALS TRUST II
                           (on behalf of Eaton Vance High Yield Municipals Fund)


                           By:  /s/ Thomas J. Fetter
                                --------------------------------------
                                President


                           Boston Management and Research


                           By:  /s/ Robert B. MacIntosh
                                ---------------------------------
                                Vice President
                                and not individually

                                                                       Exhibit A

                         ADVISORY FEE REDUCTION SCHEDULE
                         EATON VANCE MUNICIPALS TRUST II
                                  on behalf of
                     Eaton Vance High Yield Municipals Fund


On net assets of $500 million and over, the Adviser's asset-based advisory fee is reduced and computed as follows:

---------------------------------------------------------- ---------------------

Daily Net Assets                                            Annual Asset Rate
---------------------------------------------------------- ---------------------

$500 million but less than $750 million                           0.325%
---------------------------------------------------------- ---------------------

$750 million but less than $1.5 billion                           0.300%
---------------------------------------------------------- ---------------------

$1.5 billion but less than $2 billion                             0.275%
---------------------------------------------------------- ---------------------

$2 billion but less than $3 billion                               0.250%
---------------------------------------------------------- ---------------------

$3 billion and over                                               0.225%
---------------------------------------------------------- ---------------------

The foregoing breakpoint adjustments apply only to the Fund's asset-based fee and do not apply to the Fund's income-based fee.